Exhibit M-4

[Shin & Kim Letterhead]

September 18, 2023

The Export-Import Bank of Korea

38 Eunhaeng-ro, Yeongdeungpo-gu

Seoul 07242

Republic of Korea

Re:	The Export-Import Bank of Korea /
U.S.$500,000,000 5.375% Notes due 2025,
U.S.$1,000,000,000 5.125% Notes due 2028,
U.S.$500,000,000 5.125% Notes due 2033 and
EUR500,000,000 3.625% Notes due 2027 (Our Ref. No.: K00011-2306)

Ladies and Gentlemen:

We have acted as special Korean counsel for The Export-Import Bank of Korea (the “Bank”), a statutory juridical entity established in The Republic of Korea (“Korea”) pursuant to the Export-Import Bank of Korea Act of 1969, as amended (the “KEXIM Act”), with respect to the laws of Korea in connection with the issuance by the Bank of U.S.$500,000,000 5.375% notes due 2025 (the “2025 U.S.$ Notes”), U.S.$1,000,000,000 5.125% notes due 2028 (the “2028 U.S.$ Notes”), U.S.$500,000,000 5.125% notes due 2033 (the “2033 U.S.$ Notes”, and together with the 2025 U.S.$ Notes and the 2028 U.S.$ Notes, the “U.S. dollar-denominated Notes”) and EUR500,000,000 3.625% notes due 2027 (the “Euro-denominated Notes”, and together with the U.S. dollar-denominated Notes, the “Notes”) pursuant to (i) the registration statement (file no. 333-272847) filed by the Bank on June 23, 2023 with the United States Securities and Exchange Commission (the “SEC”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the SEC on June 30, 2023 (the “Registration Statement”) and (ii) the fiscal agency agreement dated August 1, 1991 (as amended and supplemented from time to time, the “Fiscal Agency Agreement”) entered into by and between the Bank and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to JPMorgan Chase Bank, N.A.) as fiscal agent.

For the purposes of this opinion, we have reviewed all such laws and regulations of Korea including the KEXIM Act as are relevant to the issue of the Notes, the originals or copies including photocopies, certified or otherwise identified to our satisfaction, of all such corporate and official records of the Bank, of all such published records, regulations, certificates, rulings and orders of officials and governments and agencies of Korea, and of all such other agreements, documents and matters as we have considered necessary or desirable for the opinion expressed below.

In such examination, we have assumed the genuineness of all signatures, seals and stamps, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any other matters of fact material to the opinions expressed herein that we did not independently establish or verify, we have relied upon certificates or statements of officers and other representatives of the Bank.

In addition, and without prejudice to the generality of the immediately preceding paragraph, in arriving at the opinion expressed below, we have reviewed the following specific documents relating to the Notes:

1.	a copy of the Registration Statement;

2.

a copy of the prospectus dated June 30, 2023 contained in the Registration Statement as supplemented by the prospectus supplement dated September 11, 2023, as filed with the SEC on September 12, 2023, relating to the Notes (collectively, the “Prospectus”);

3.	an executed copy of the Fiscal Agency Agreement;

4.	an executed copy of the 2025 U.S.$ Notes in global form;

5.	an executed copy of the 2028 U.S.$ Notes in global form;

6.	an executed copy of the 2033 U.S.$ Notes in global form;

7.	an executed copy of the Euro-denominated Notes in global form;

8.	copies of the articles of incorporation of the Bank currently in effect and the commercial registry extracts of the Bank dated August 31, 2023;

9.

copies of the minutes of the meeting of the board of directors of the Bank held on July 21, 2004, July 14, 2006, March 12, 2007, January 22, 2008 and November 22, 2022 respectively and the written resolutions duly adopted by the management committee of the Bank on January 30, 2015;

10.	a copy of selected pages of the Bank’s internal regulations on the authorized levels of approval currently in effect (the “Bank’s Internal Regulations”);

11.

a copy of the internal approval of the Bank dated September 8, 2023 made by the Chairman and President of the Bank, which authorized, among other things, the issuance and sale of the Notes in accordance with the Bank’s Internal Regulations;

12.	a copy of the authorized signatory book of the Bank currently in effect;

13.	a copy of the seal impression certificate of the Bank dated July 7, 2023; and

14.

a copy of the Bank’s report for issuance of securities filed with, and accepted by, the Ministry of Economy and Finance of Korea (the “MOEF”) dated September 5, 2023 pursuant to the Foreign Exchange Transaction Act of Korea, the Enforcement Decree thereof and the regulation thereunder.

Based upon the foregoing, and subject to further qualifications set forth below, we are of the opinion that:

(a)

The Bank is a statutory juridical entity duly established under the KEXIM Act and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming a part of the Registration Statement;

(b)	The Fiscal Agency Agreement has been duly authorized and executed by the Bank;

(c)

The statements in the Prospectus concerning matters of the laws of Korea (except for the financial statements and related schedules and other financial and statistical data contained therein as to which we express no opinion) are accurate and up-to-date as of the date hereof in all material respects; and

(d)	The Notes have been duly authorized, executed, issued and delivered by the Bank and constitute valid and binding obligations of the Bank enforceable in accordance with their terms.

Our opinion is subject to the following reservations and qualifications that enforcement may be limited or affected generally by (i) the bankruptcy, insolvency, liquidation, reorganization, rehabilitation or the restructuring of the Bank pursuant to the laws of Korea now in force or subsequently enacted which generally affect the enforcement of creditors’ rights, (ii) certain restrictions on foreign exchange transactions that may be imposed by the MOEF, if the Korean government deems that (a) it is inevitable due to certain emergency circumstances, such as natural calamities, war or grave and sudden changes in economic situations in or outside Korea or (b) a serious difficulty in international balance of payments and international finance, or serious obstacles in implementing currency policies, exchange rate policies or other macroeconomic policies due to capital movement in and out of Korea have occurred or are likely to occur and (iii) the general principles of good morals and public order as provided in the Civil Code of Korea.

We are admitted to practice law in Korea, and the legal opinions provided herein are confined to and given on the basis of the laws of Korea in effect as at the date hereof. We do not represent ourselves to be familiar with the laws of any jurisdiction other than Korea, and we do not pass upon nor express any opinion in respect of those matters that are governed by or construed in accordance with any of such laws.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. This opinion is given with respect to the laws of Korea as currently in effect and we do not pass upon and we express no opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Korea.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the SEC thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Yours faithfully,

/s/ Shin & Kim LLC
Shin & Kim LLC